Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                           Contact:  Alexander Caswell
August 20, 2004                                           Regan Communications
                                                          (617) 488-2885


                           First Ipswich Bancorp Stock
                               Now Quoted on OTCBB

Ipswich, MA - First Ipswich Bancorp, the parent company of The First National Bank of Ipswich (FNBI), announces that quotations of its common stock have begun on the NASD OTC Bulletin Board (www.otcbb.com), under the symbol "FIWC."

First Ipswich Bancorp recently completed an offering of 300,000 shares of stock at $13.00 per share, raising a total of $3.9 million. The net proceeds of the stock offering are anticipated to be used by FNBI primarily to acquire a registered investment advisory firm and also to fund FNBI's growth and to establish additional branches, including a new branch scheduled to open in Portsmouth, New Hampshire this fall.

Shares of First Ipswich Bancorp currently are not traded on any stock exchange. However, the company intends to list its stock on the NASDAQ SmallCap Market(sm) in the future.

"The quoting of First Ipswich Bancorp's stock on the OTC Bulletin Board is a significant milestone in the history of the company," said Donald P. Gill, President and CEO of First Ipswich Bancorp and The First National Bank of Ipswich. "It is an important step toward our goals of increasing our shareholder base and becoming listed on the NASDAQ SmallCap Market(sm)."

The First National Bank of Ipswich is a federally chartered bank and a subsidiary of First Ipswich Bancorp. Incorporated in 1892, FNBI is a full-service commercial bank serving communities in Massachusetts and New Hampshire. FNBI operates 12 branches in 11 communities throughout the region. With a full array of retail and business banking products and services, including savings and retirement services, as well as residential, consumer and commercial lending, FNBI is focused on its commitment to the communities and people it serves. The First National Bank of Ipswich is a member of FDIC and an Equal Housing Lender. For more information or to open an account with The First National Bank of Ipswich visit www.fnbi.com.

Forward-Looking Statements: Certain statements contained in this press release, or otherwise made by our officers, including statements of our plans or objectives to acquire a registered investment advisory firm, increase our shareholder base and become listed on the NASDAQ SmallCap Market, other statements relating to our future performance and our outlook for our businesses, and projections, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to, our management. The words "intend", "goal", "anticipate" and similar expressions as they relate to us are

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intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements.

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